Filed Pursuant to Rule 433

Registration No. 333-180488

CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNS®)

Capped LIRNs® Linked to the Natural Gas Futures Contract
Issuer	Bank of America Corporation (“BAC”)
Original Offering Price	$10.00 per unit
Term	Approximately three years
Market Measure	Natural Gas Futures Contract (Bloomberg symbol: “NG1”)
Payout Profile at Maturity

—  2-to-1 upside exposure to increases in the price of the Market Measure, subject to the Capped Value

—  1-to-1 downside exposure to decreases in the price of the Market Measure beyond a 10% decline, with up to 90% of your principal at risk

Capped Value	[$13.00 - $14.00], a [30% - 40%] return over the Original Offering Price, to be determined on the pricing date
Threshold Value	90% of the Starting Value of the Market Measure
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, and are willing to accept a capped return, take downside risk below a threshold and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312514241377/d744575dfwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
—	Payments on the notes are subject to the credit risk of BAC, and actual or perceived changes in the creditworthiness of BAC are expected to affect the value of the notes. If BAC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
—	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Natural Gas Futures Contract.
—	The initial estimated value of the notes on the pricing date will be less than their public offering price.
—	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
—	You will not be entitled to any rights with respect to natural gas, the Natural Gas Futures Contract or any related futures contracts.
—	The notes will not be regulated by the U.S. Commodity Futures Trading Commission. Changes in laws or regulations may affect the value of the notes.
—	The price movements in the Natural Gas Futures Contract may not correlate with changes in the spot price of natural gas. In addition, natural gas prices can be extremely volatile, which may reduce the value of the notes.
—	The market value of the notes may be affected by price movements in distant-delivery futures contracts for natural gas.
—	The notes include the risk of a concentrated position in a single commodity.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNS®)

Bank of America Corporation (BAC) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BAC has filed with the SEC for more complete information about BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BAC’s Central Index Key, or CIK, on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-866-500-5408. BAC faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.